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                                                                    Exhibit 21.1
                                  SUBSIDIARIES

Continuus Software Limited
6 Bracknell Lane
Bracknell, Berkshire
England RG 121 7BW

Continuus Software Gmbh
Arnulfstr.27
D-80335 Muenchen
Germany

Continuus Software SARL
Immeuble Labrador
3, avenue de Quebec
91951 Courtaboeuf Cedex
France

Continuus Software Company Limited
Temple House
Temple Road Blackrock
Co. Dublin, Ireland